EXHIBIT 99.1

Press Release

EVCARCO, INC / THE THIRD STONE CORPORATION PRESIDENT AND EXECUTIVE VICE PRESIDENT ACQUIRE ADDITIONAL 37MILLION SHARES

Fort Worth, Texas –  November 20, 2012 – EVCARCO, Inc./Third Stone Corporation (OTCQB:EVCA), announced today based on the recent opinion report from Ludlow Research, the pending American Rodsmiths acquisition, coupled with the formation of G1 Components, President and CEO, Gary Easterwood, and Chairman of the Board and Executive Vice President, Walter Speck, have each taken additional equity positions in the Company.  Their $100,000 investment will be a direct investment in 144 restricted stocks with no discount. This will bring the total outstanding shares to 94,670,944 and float at 29,899,037.

Gary Easterwood, President and CEO commented, “I believe in this company and am excited about its future. We are committed to our vision of what EVCARCO / Third Stone can and will be. It is my hope that this investment is seen as a reflection of that commitment. We are most definitely in this for the long haul.”

Walter Speck, Chairman and Executive Vice President, remarked, “Our belief that the stock is undervalued is reflected in our commitment to continue to invest in the future of this company.”

For more information on The Third Stone Corporation, Inc., please view: www.thirdstonecorp.com.  Shareholder inquiries should be directed to (972) 571-1624.

For more information on EVCARCO, Inc., please view: www.evcarco.com.  Shareholder inquiries should be directed to (972) 571-1624.

EVCARCO, Inc. is a Future Driven® Automotive Retail Group focused on deploying a coast-to-coast network of environmentally friendly franchised dealerships, vehicles, technologies and sustainable solutions. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles from multiple manufacturers. EVCARCO also owns The Third Stone Corporation, a forward-thinking software provider dedicated to improving and enhancing lives through innovations of software development and data services for sport, financial, home automation and social networking.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commissions (SEC) including but not limited to information as contained within the Company's most current quarterly reports, annual reports, and or other filings. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise. We have incurred and will continue to incur significant expenses in our expansion into new related services and there is no assurance that we will generate revenues sufficient to offset those costs. Expansion may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in; the impact of which cannot be predicted at this time.

For more information, please contact

Investor Relations for EVCARCO:
Jack Eversull, President
The Eversull Group, Inc.
972-571-1624
214-469-2361
jack@theeversullgroup.com